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                                                                    EXHIBIT 99.2

    SuperGen Announces Appointment of Medical Director/Commercial Operations

     Charlene P. Holt, M.D., has 35 years of clinical experience in oncology

     SAN RAMON, Calif., Aug. 17 /PRNewswire/ -- SuperGen Inc. (Nasdaq: SUPG & SUPGZ) announced today the appointment of Charlene P. Holt, M.D., as Medical Director of Commercial Operations, effective immediately.

     Dr. Holt is a pediatric oncologist with 35 years of clinical medicine experience. Most recently, Dr. Holt was Director of the Madigan Cancer Control Program for the Pacific Northwest under the auspices of the U.S. Department of Defense (DOD), where she was responsible for overseeing millions of dollars in government grant monies to establish clinics for the early detection of breast and ovarian cancers in high-risk women. Previously, Dr. Holt was Project Director for the chemotherapy idarubicin at Adria Pharmaceuticals. Early in her career, Dr. Holt was a professor of clinical pediatrics at the University of Washington; a pediatric oncologist at Denver's Children's Hospital; and, the founder of the Cancer Center in Denver.

     The company also announced the resignation of Rajesh C. Shrotriya, M.D., as Executive Vice President and Chief Scientific Officer, so that Dr. Shrotriya could assume the position of President of an emerging biotech company that Dr. Joseph Rubinfeld, chairman and chief executive officer of SuperGen, is associated with; and the retirement of Luigi Lenaz, M.D., as Senior Vice President and Medical Director.

     SuperGen recently announced it has added three veteran medical and pharmaceutical executives to the company's clinical research team: Karl L. Mettinger as Senior Vice President, Clinical Research and Medical Affairs; Lawrence A. Romel as Vice President, Clinical Operations; and, Jorge F. DiMartino as Associate Director, Clinical Research.

     "We are sorry to see Raj and Gino leave SuperGen, but we are certainly thankful to them for the important roles they have played in evolving SuperGen into a clinically and commercially successful company," said Dr. Joseph Rubinfeld. "In addition, we are of course extremely happy to have Dr. Holt join SuperGen's team, as we expect her to help us further develop the potential of Nipent-Registered Trademark- and expand the opportunities for rubitecan."

     Based in San Ramon, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer.

     This press release contains `forward-looking' statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging pharmaceutical company. Actual results could differ




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materially from those projected in the `forward-looking' statements as a result of failure to obtain the clinical data necessary to support marketing approval for the company's compounds in the U.S., as well as other risk factors discussed in SuperGen's reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, the report on Form 10-K for the year ended December 31, 1999, and the report on Form 10-Q for the quarter ended June 30,
2000).








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